Exhibit 5.1
June 17, 2009
VIA EDGAR
United States Securities and Exchange Commission

Re:	Jaguar Mining Inc. (the “Corporation”) Registration Statement on Form F-10 dated June 17, 2009
We are a firm of independent geological and mining engineering consultants and have prepared the following reports (the “Technical Reports”) for the Corporation:
(e)	the technical report entitled “Technical Report on the Resources of the Quadrilátero Gold Project, located in the Quadrilátero Ferrifero, Minas Gerais, Brazil”, dated March 16, 2004, as well as its Amended Technical Report, dated September 17, 2004 as further amended on December 20, 2004;

(f)	the technical report entitled “Turmalina Gold Project, State of Minas Gerais, Brazil”, dated October 29, 2004, revised December 16, 2004 as further revised December 20, 2004;

(g)	the feasibility study entitled “Paciência Gold Project Santa Isabel Mine” dated August 7, 2007;

(h)	the feasibility study entitled “Turmalina Expansion Project (Phase 1 — 610ktpy) Turmalina “Satinoco” and “Main” Ore Bodies” dated September 9, 2008; and

(i)	the feasibility study entitled “Caeté Expansion (CTX) Gold Project Pilar and Roça Grande Properties” dated September 15, 2008;
We refer to the Corporation’s Registration Statement on Form F-10, dated June 17, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended (the “Registration Statement”). We hereby give our consent to the use of our name and references to, excerpts from, and summaries of, the Technical Reports which have been incorporated into the Registration Statement and documents incorporated by reference therein.
/s/ Ivan C. Machado
Ivan C. Machado, M.Sc., P.E., P.Eng.
On behalf of himself and TechnoMine Services, LLC